Exhibit 10(a)

      AGREEMENT dated October 9, 2001 between Comtech Telecommunications Corp. (the "Company") and Fred Kornberg ("Kornberg").

      Kornberg is presently Chairman of the Board of Directors, President and Chief Executive Officer of the Company and is employed pursuant to an Agreement dated August 20, 1992, as amended (the "Employment Agreement"). The Company and Kornberg desire to extend the term of Kornberg's employment and effect certain other changes.

      Accordingly, the Company and Kornberg hereby amend and restate the Employment Agreement to read in its entirety as follows:

      1. The Company hereby employs Kornberg as general manager and chief executive officer of its business for the period (hereinafter referred to as the "Employment Period") commencing the date hereof and, except as otherwise provided in Paragraph 6 hereof, terminating on August 31, 2003; provided, however, that the Employment Period shall be automatically extended (subject to Paragraph 6) for successive two-year periods unless either party hereto gives notice of non-extension to the other at least six months in advance of the then scheduled termination date. Kornberg shall have supervision over the business and affairs of the Company and its subsidiaries, shall report and be responsible only to the Board of Directors of the Company, and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. Kornberg accepts such employment and agrees to devote his full time and effort to the business and affairs of the Company and, subject to his election as such, to serve as a director and as Chairman of the Board and President of the Company. He shall not be required to relocate his residence or to perform services which would make the continuance of such residence inconvenient to him.

      2. The Company shall pay to Kornberg, for all services rendered by him during the Employment Period, compensation as follows:

      (a) Salary ("Base Salary") at the annual rate of $385,000, commencing the date hereof, plus such additional amounts, if any, as the Board of Directors may from time to time determine, payable in accordance with the Company's current practice.

      (b) Incentive compensation ("Incentive Compensation") for each fiscal year in which any part of the Employment Period falls in an amount (not to exceed Kornberg's Base Salary for such fiscal year) equal to 3.5% of the Company's Pre-Tax Income for each such fiscal year, plus such additional amounts, if any, as the Board of Directors may from time to time determine; provided, however, that if the Employment Period terminates other than at the end of a fiscal year, Incentive Compensation shall be based upon the Company's Pre-Tax Income for the then current fiscal year through the most recent fiscal quarter ended prior to such termination. For purposes of this Paragraph 2(b):

            (i) The Company's "Pre-Tax Income" for any fiscal year or period shall be the consolidated earnings of the Company and its subsidiaries for such fiscal year or period, as determined by the independent accounting firm employed by the

Company as its regular auditors in accordance with generally accepted accounting principles applied on a consistent basis, before (i) any extraordinary item,
(ii) provision for federal, state or municipal income taxes thereon and (iii) provision for any Incentive Compensation payable to Kornberg hereunder.

            (ii) Incentive Compensation payable with respect to any fiscal year shall be paid to Kornberg promptly after completion of the Company's audited year-end financial statements for such fiscal year, or promptly after completion of the relevant unaudited quarterly statements, as the case may be. If Kornberg voluntarily terminates his employment with the Company other than as permitted by Section 6(b) of this Agreement, or if the Company terminates his employment for cause as defined in paragraph 6(a) hereof, Kornberg shall forfeit his right to receive any Incentive Compensation accrued but unpaid in accordance with this
Section 2(b)(ii).

      3. During the Employment Period, Kornberg shall be entitled to participate in, and receive benefits in accordance with, the Company's employee benefit plans and programs at the time maintained by the Company for its executives, subject to the provisions of such plans and programs.

      4. During the Employment Period, Kornberg shall be entitled to receive reimbursement for all expenses reasonably incurred by him in connection with his duties hereunder in accordance with the usual procedures of the Company.

      5. (a) The Company shall obtain (subject to Kornberg's insurability) and keep in full force and effect during the Employment Period, at its own cost and expense, insurance covering Kornberg's life in the amount of $1 million plus such additional amounts, if any, as the Board of Directors may from time to time determine, payable to his estate or such other person or persons as he may from time to time direct.

            (b) In addition to the insurance provided for in Paragraph 5(a) hereof, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Kornberg's life in such amount as it considers advisable, and Kornberg agrees to cooperate fully to enable the Company to obtain such insurance.

      6. The Employment Period may be terminated only as follows:

            (a) By action of the Board of Directors of the Company, upon notice to Kornberg, if during the Employment Period Kornberg shall fail to render the services provided for hereunder for a continuous period of 12 months because of his physical or mental disability, or for cause, which shall mean the commission of acts of willful malfeasance or gross negligence materially and adversely affecting the Company's business.

            (b) By Kornberg, on ten days notice to the Company, at any time during the Employment Period after a Change in Control of the Company, as defined in Paragraph 7(d) hereof, occurs.

      7. If Kornberg terminates the Employment Period in accordance with Paragraph 6(b) hereof, the following provisions shall apply:

            (a) Subject to Paragraph 7(c) hereof, the Company shall pay to Kornberg, within 30 days after the effective date of the termination (the "Effective Date"), a lump sum equal to:

                  (i) the greater of (x) Kornberg's Base Salary, at the rate in effect at the time such notice is given, for the full unexpired term of the Employment Period, or (y) three times Kornberg's Base Salary then in effect; plus:

                  (ii) the amount of any Incentive Compensation accrued with respect to any fiscal year ended prior to the Effective Date but unpaid; plus

                  (iii) if and to the extent Kornberg so elects, an amount equal to (x) the number of shares of Common Stock of the Company subject to unexercised options held by Kornberg at the Effective Date, multiplied by (y) the difference between the weighted average exercise price of such options and the per share fair market value of the Common Stock at the Effective Date, against surrender to the Company of all options (and any related stock appreciation rights) relating to the Common Stock held by Kornberg at the Effective Date and elected by him to be treated in accordance with this Section. The per share fair market value of the Common Stock as of a date, for purposes of this provision, shall be the mean of the high and low bid and asked prices of the Common Stock, if then traded in the over-the-counter market, or the mean of the high and low closing prices of the Common Stock, if then traded on the National Market System of the

National Association of Securities Dealers Automated Quotations System or on a national securities exchange, for the 30 days immediately preceding the relevant date.

            (b) For the full unexpired term of the Employment Period, the Company shall continue Kornberg's participation in each employee benefit plan (including, without limitation, life insurance and medical plans and including, to the extent allowed, amending such plans) in which Kornberg was entitled to participate immediately prior to the Effective Date as if he continued to be employed by the Company hereunder. If the terms of any benefit plan of the Company may not under Section 401(a) or other similar provisions of the Internal Revenue Code of 1986, as amended (the "Code"), permit continued participation by Kornberg, the Company will arrange to provide to Kornberg benefits substantially equivalent to, as to time and amount, and no less favorable than, on an after-tax basis, the benefits he would have been entitled to receive under such plan if he had been continuously employed by the Company for the full unexpired term of the Employment Period. Kornberg shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company and relating specifically to Kornberg.

            (c) Notwithstanding any other provision of this Agreement, the amounts payable to Kornberg under Paragraph 7(a) shall be equal to whichever of the following amounts shall result in the greater after-tax payment to Kornberg, after application of all federal, state and local taxes applicable to such payments:

                  (i) the amount otherwise payable under Paragraph 7(a) without regard to this Paragraph 7(c); and

                  (ii) the amount payable in (i) above, reduced by the total amounts payable under Paragraph 7(a) and (b) to the extent included as parachute payments under Section 28OG(b)(2) of the Code, but only to the extent such amounts included as parachute payments exceed 299% of Kornberg's "Base Amount," as defined in Section 28OG(b)(3)(A) and (d)(1) and (2) of the Code.

      The calculation of after-tax payments under this paragraph 7(c) shall be made by independent public accountants selected by Kornberg and consented to by the Company, which consent shall not be unreasonably withheld. The fees and expenses of such accountants shall be borne by the Company.

            (d) Except as provided below, for purposes of this Employment Agreement a Change in Control shall be deemed to have occurred if:

                  (i) an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14a promulgated under the 1934 Act, as in effect on the date hereof, occurs; or

                  (ii) any person or group of persons acting in concert becomes the beneficial owner of 30% or more of the Company's outstanding voting securities or securities convertible into such amount of voting securities; or

                  (iii) within two years after a tender offer or exchange offer, or as the result of a merger, consolidation, sale of substantially all of the Company's assets or a contested election of the Board of Directors, or any combination of such transactions, the persons who were directors of the Company prior to the transaction do not constitute a majority of the Board of Directors of the Company or its successor; provided, however, that no such event shall be deemed to constitute a Change in Control if such event is approved by two-thirds of the Prior Directors of the Company and the Successor Directors (each as hereafter defined), if any, voting together. For purposes of this Agreement, Prior Directors are those directors of the Company in office immediately prior to such event, and Successor Directors are successors to Prior Directors who were recommended to succeed Prior Directors by a majority of the Prior Directors then in office.

      8. Kornberg agrees that during the Employment Period and for a period of two years thereafter, he will not, in any manner, directly or indirectly, engage in any business which competes with the business in which the Company is presently engaged or may be engaged at any time during the Employment Period, and he will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with, any corporation, firm or business that is so engaged; provided, however, that nothing herein contained shall prohibit Kornberg from owning not more than five per cent of the outstanding stock of any publicly held corporation.

      9. (a) In order to induce Kornberg to enter into this Agreement, the Company agrees that if it breaches this Agreement, Kornberg shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, and the Company shall pay Kornberg the following amounts as liquidated damages in lieu of any further obligations hereunder:

                  (i) An amount equal to 85% of his total Base Salary, at the rate in effect at the time of such breach, for the full unexpired term of the Employment Period, such amount to be payable within 10 days after such breach; plus

                  (ii) An amount equal to his Incentive Compensation for the full fiscal year in which the breach occurs;

                  (iii) If and to the extent Kornberg elects to receive such amount, an amount equal to that which would be payable under Paragraph 7(a)(iii) hereof if Kornberg had terminated this Agreement pursuant to Paragraph 6(b) as of the date of such breach, provided however, that if a Change in Control of the Company has occurred at any time prior to the date of such breach, Kornberg shall be entitled to receive as liquidated damages amounts and benefits equal to the amounts and benefits he would have been entitled to receive pursuant to Paragraph 7 hereof (including Paragraph 7 (c) ) if he had terminated the Employment Period effective on the date of breach.

            (b) Kornberg shall be entitled to reasonable attorney's fees and disbursements in any action to recover any amounts due him or obtain other relief under this Agreement or in any action relating to a breach by the Company of this Employment Agreement.

      10. Any offer, notice, request or other communication hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party hereinafter set forth, or to such other address as each party may designate by a notice pursuant hereto, which change of address notice shall be effective upon receipt thereof:

         If to the Company:         Comtech Telecommunications Corp.
                                    105 Baylis Road
                                    Melville, NY  11747

                                    Attention: Secretary

         If to Kornberg:            Mr. Fred Kornberg
                                    17 Palatine Court
                                    Syosset, NY  11788

      11. If any provision of this Agreement shall be held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

      12. This Agreement, including, without limitation, the provisions of this Paragraph 12, shall be binding upon and inure to the benefit of, and shall be deemed to refer with equal force and effect to, any corporate or other successor to the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Company or any such successor, except to the corporate or other successor referred to in the preceding sentence. Kornberg may not assign, pledge or encumber his interest in this Agreement without the written consent of the Company. This

Agreement shall be binding upon and inure to the benefit of Kornberg, his heirs and personal representatives.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        COMTECH TELECOMMUNICATIONS CORP.

                                        By: ____________________________________
                                                  Authorized Signatory

Approval of Chairman
of the Compensation
Committee of the
Board of Directors

-----------------------------           ----------------------------------------
                                                     Fred Kornberg